Exhibit 99.1

Contact:
Curt Stoelting
CEO
ph: 630-573-7326
or
Jody Taylor
CFO
ph: 630-573-7328

RC2 Announces Appointment of Linda A. Huett and
Peter J. Henseler to its Board of Directors

Oak Brook, IL – March 20, 2007 – RC2 Corporation (NASDAQ: RCRC) today announced that Linda A Huett and Peter J. Henseler have been appointed to the Company’s Board of Directors.  After these additions, RC2’s Board of Directors consists of 10 independent directors and 2 non-independent directors.

Ms. Huett is the former President and CEO of Weight Watchers International, Inc. (NYSE:WTW), the world's leading provider of weight management services, operating globally through a network of Company-owned and franchise operations.  Ms. Huett was with Weight Watchers since 1984, serving as President and CEO since 2000.  She retired on December 30, 2006.

Mr. Henseler is the President of RC2 Corporation.  He has been with RC2 since 1996, serving as President since 2002 and Executive Vice President of Sales and Marketing from 1999 to 2002.  Prior to joining RC2, Mr. Henseler held marketing positions at McDonald's Corporation and Hasbro, Inc.

Curt Stoelting, Chief Executive Officer, stated, “We are delighted to welcome Linda Huett to our Board.  She brings tremendous experience in global sales and consumer marketing to RC2.  At Weight Watchers, Linda led a team that increased sales from approximately $400 million to over $1 billion.”

“We are also privileged that our President, Peter Henseler, has been appointed to the Board.  Peter’s efforts in building and transforming RC2’s business over the past 11 years are well recognized.  He’s a great addition to our Board.”

Company Description
RC2 Corporation (www.rc2.com) is a leading designer, producer and marketer of innovative, high-quality toys, collectibles, and infant products that are targeted to consumers of all ages. RC2’s infant, toddler and preschool products are marketed under its Learning Curve® (www.learningcurve.com) family of brands which includes The First Years® by Learning Curve and Lamaze brands as well as popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere, Nickelodeon and Sesame Street.  RC2 markets its youth and adult products primarily under the Johnny Lightning® (www.johnnylightning.com) and Ertl® (www.ertl.com) brands. RC2 reaches its target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia and Asia Pacific.

Forward Looking Statements
Certain statements contained in this release are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.